--------------------------------------------------------------------------------

                      Subject to Completion: PROSPECTUS SUPPLEMENT
                      (To Prospectus dated February 27, 2003)
                      Preliminary Prospectus Supplement dated February 28, 2005

Covered Call Strategy Notes

UBS AG $__ NOTES LINKED TO THE CBOE S&P 500 BUYWRITE INDEX (BXM(SM)) DUE MARCH __, 2007

Issuer:               UBS AG

Maturity Date:        March __, 2007 (Investment term of 2 years)

No Interest Payments: We will not pay you interest during the term of the Notes.

Underlying Index:     The return on the Notes is linked to the performance of
                      the CBOE S&P 500 BuyWrite Index (BXM(SM)) (the "BXM
                      Index"), which measures the total rate of return of a hypothetical "covered call" strategy (also referred to as a "buy-write" strategy) on the S&P 500(R) Index.

Payment at Maturity:  At maturity, you will receive a cash payment per $1,000 principal amount of your Notes equal to the redemption amount.

Redemption Amount:    $1,000 + ($1,000 x the Adjusted BXM Index return)

Adjusted BXM Index
Return:               Adjusted BXM Index ending level - BXM Index starting level
                      ----------------------------------------------------------
                                       BXM Index starting level

BXM Index Starting
Level: The BXM Index starting level will be the closing level of the BXM Index on March __, 2005 (the "trade date").

BXM Index Ending
Level: The BXM Index ending level will be the closing level of the BXM Index on March __, 2007 (the "final valuation date").

Adjusted BXM Index
Ending Level:         The BXM Index ending level reduced by the annual fee.

Annual Fee:           The annual fee will reduce the BXM Index level, for
                      purposes of determining the value of the Notes, by a rate of 2.25% per year, compounded daily over the term of the Notes.

                      YOU MAY LOSE SOME OR SUBSTANTIALLY ALL OF YOUR INVESTMENT IF THE BXM INDEX LEVEL DECLINES OR DOES NOT INCREASE BY AN AMOUNT SUFFICIENT TO OFFSET THE EFFECT OF THE ANNUAL FEE.

No Listing:           The Notes will not be listed or displayed on any
                      securities exchange, the Nasdaq National Market System or any electronic communications network.

Booking Branch:       UBS AG, Jersey Branch

CUSIP Number:         __

SEE "RISK FACTORS" BEGINNING ON PAGE S-7 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                      Price to     Underwriting     Proceeds to
                       Public        Discount         UBS AG
Per Note .........
Total ............

UBS INVESTMENT BANK         UBS FINANCIAL SERVICES INC.       [UBS LOGO OMITTED]

Prospectus Supplement dated March __, 2005

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Prospectus Supplement Summary

THE FOLLOWING IS A SUMMARY OF TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "WE," "OUR" AND "US" REFER ONLY TO UBS AG AND NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE NOTES?

The Notes are medium-term notes issued by UBS linked to the performance of the CBOE S&P 500 BuyWrite Index (BXM(SM)) (the "BXM Index"). The Notes offer the opportunity to participate in any appreciation or decline in the BXM Index, as measured by the percentage change between the level of the BXM Index on March __, 2005 (the "trade date") and the level of the BXM Index on March __, 2007 (the "final valuation date"), reduced by the cumulative effect of the annual fee, all as described in greater detail below.

Announced in April 2002, the BXM Index was developed by the Chicago Board Options Exchange, Incorporated (the "CBOE"), in cooperation with Standard & Poor's ("S&P"). The BXM Index is designed to track the performance of a hypothetical covered call strategy (also referred to as a "buy-write" strategy) on the S&P 500(R) Index (the "S&P Index"). A "covered call" strategy generally is considered to be an investment strategy in which an investor buys a stock or a basket of stocks, and also "writes" (or sells) "covered" call options that correspond to the stock or basket of stocks. A call option is considered "covered" when the seller of the call option simultaneously holds an equivalent position in the underlying security. This strategy provides premiums from the written call options that can, to a limited extent, offset losses from downside market performance in an equity portfolio on which the option is sold. However, this strategy also limits participation in the appreciation of the equity portfolio on which the option is sold beyond the option's strike price.

The BXM Index is a passive total return index using a covered call strategy by
(1) buying an S&P 500 stock index portfolio and (2) "writing" (or selling) the near-term S&P Index "covered" call option, referred to as the "call option," generally on the third Friday of each month. Each call option written will have approximately one month remaining until expiration, with an exercise, or "strike," price at or slightly higher than the prevailing S&P Index level (i.e., at or slightly out of the money). Each call option on the S&P Index is held until expiration and cash settled, at which time a new one month, at or slightly out of the money call is written. For more information on the BXM Index, including a discussion of the S&P Index, see "The CBOE S&P 500 BuyWrite Index" beginning on page S-12.

WHAT IS YOUR PAYMENT AT MATURITY?

At maturity, you will receive a cash payment per $1,000 principal amount of your Notes equal to the redemption amount, which will be calculated on the final valuation date and based on the Adjusted BXM Index return.

The redemption amount will equal:

               $1,000 + ($1,000 x the Adjusted BXM Index return).

The "Adjusted BXM Index return," which may be positive or negative, will be calculated as follows:

Adjusted BXM Index return = Adjusted BXM Index ending level - BXM Index starting level
                            ----------------------------------------------------------
                                              BXM Index starting level

where the "BXM Index starting level" will equal the closing level of the BXM Index on the trade date and the "Adjusted BXM Index ending level" will equal the closing level of the BXM Index on the final valuation date (the "BXM Index ending level"), reduced by the annual fee.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The "annual fee" will reduce the BXM Index level, for purposes of determining the value of the Notes, by a rate of 2.25% per year, compounded daily over the term of the Notes. If you hold your Notes until maturity, the cumulative effect of the annual fee will reduce the BXM Index ending level by approximately 4.40%.

Unlike ordinary debt securities, the Notes do not pay interest and do not guarantee any return of principal at maturity.

THE NOTES ARE FULLY EXPOSED TO ANY DECLINE IN THE LEVEL OF THE BXM INDEX. YOU MAY LOSE SOME OR SUBSTANTIALLY ALL OF YOUR INVESTMENT IF THE BXM INDEX LEVEL DECLINES OR IF THE BXM INDEX DOES NOT INCREASE BY AN AMOUNT SUFFICIENT TO OFFSET THE CUMULATIVE EFFECT OF THE ANNUAL FEE.

To receive at least your principal amount at maturity, the BXM Index must increase by at least 4.60% to overcome the negative effect on the redemption amount caused by the annual fee.

For a further description of how your payment at maturity will be calculated, see "Examples" on page S-6 and "Specific Terms of the Notes -- Payment at Maturity" beginning on page S-21.

SELECTED PURCHASE CONSIDERATIONS

> BXM INDEX PARTICIPATION--The Notes provide the opportunity, at maturity, to participate in the potential increase in the level of the BXM Index from the trade date to the final valuation date, subject to reduction by the cumulative effect of the annual fee.

> DIVERSIFICATION--The Notes may provide a limited degree of diversification within the equities portion of your portfolio through exposure to the S&P Index.

> COVERED CALL STRATEGY--The covered call strategy on which the BXM Index is based includes income from option premiums derived from selling the call options on the S&P Index. The premiums provided from the written call options can, to some extent, offset an investor's losses if there is a decline in the level of the S&P Index. However, the covered call strategy limits participation in the appreciation of the equity portfolio beyond the strike price of the call options included in the BXM Index in any month.

>    MINIMUM INVESTMENT--$1,000 and integrals of $1,000 thereof.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" beginning on page S-7.

> YOU MAY LOSE SOME OR SUBSTANTIALLY ALL OF YOUR PRINCIPAL--The Notes are fully exposed to any decline in the level of the BXM Index. You will lose some of your principal if the BXM Index ending level is below the BXM Index starting level or if the BXM Index ending level is not sufficiently above the BXM Index starting level to offset the cumulative effect of the annual fee.

> MARKET RISK--The return on the Notes, which may be positive or negative, is directly linked to the performance of the BXM Index and indirectly linked to the performance of the S&P Index, and will depend on whether, and the extent to which, the BXM Index return is positive or negative.

> LIMITED PARTICIPATION IN S&P INDEX APPRECIATION--By using a covered call strategy, the BXM Index limits participation in the appreciation of the S&P Index beyond the strike price of the call options which are sold on the S&P Index each month. As a result, in periods of significant stock market appreciation, the return on an investment in the Notes is likely to be substantially lower than the return on a comparable investment in the S&P Index.

> NO INTEREST PAYMENTS OR INCOME FROM THE CALL OPTIONS--You will not receive any periodic interest payments on the Notes and you will not receive any income from the sale of the call options included in the BXM Index.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

> THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop such market-making activities at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You believe that the appreciation in the S&P Index for any given month will not exceed the amount of income derived from the premium on the call options for such month.

> You believe the level of the BXM Index will increase during the term of the Notes by an amount great enough to offset the cumulative effect of the annual fee.

> You are willing to accept the risk that you may lose some or substantially all of your investment if the BXM Index ending level is below the BXM Index starting level, or not sufficiently above the BXM Index starting level to offset the cumulative effect of the annual fee.

>    You do not seek current income from this investment.

>    You are willing to hold the Notes to maturity.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

> You are not willing to accept the risk that you may lose some or substantially all of your principal.

> You believe that the S&P Index will appreciate over the term of the Notes by an amount that will exceed the income derived from the premiums on the call options on the S&P Index.

> You believe the BXM Index ending level will not exceed the BXM Index starting level by an amount sufficient to offset the cumulative effect of the annual fee or that the level of the BXM Index will decline during the term of the Notes.

> You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

>    You seek current income from your investment.

>    You seek an investment for which there will be an active secondary market.

>    You are unable or unwilling to hold the Notes to maturity.

WHO CALCULATES AND PUBLISHES THE BXM INDEX?

The BXM Index is calculated and published by the CBOE. To review quarterly closing levels of the BXM Index since June 1994, please see "The CBOE S&P 500 BuyWrite Index--Historical Information" beginning on page S-16. On February 24, 2005, the closing level of the BXM Index as reported by the CBOE was 680.86. The historical performance of the BXM Index is not indicative of the future performance of the BXM Index or the level of the BXM Index on the final valuation date.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-30.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid forward contract with respect to the BXM Index. If your Notes are so treated, you will generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss will generally be long-term capital gain or loss if you held your Notes for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes should be treated in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that the Notes could alternatively be treated for tax purposes in the manner described under "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations--Alternative Treatment" on page S-29.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

HOW DO THE NOTES PERFORM AT MATURITY?

RETURN PROFILE AT MATURITY

ASSUMPTIONS:

Underlying Index:                    CBOE S&P 500 BuyWrite Index (BXM(SM)) (the "BXM
                                     Index")

BXM Index starting level:            650 (the actual BXM Index starting level will be the closing level of the BXM Index on the trade date.)

Adjusted BXM Index ending level:     BXM Index ending level reduced by the annual fee.

Annual fee:                          2.25% (The cumulative effect of the annual fee will reduce the
                                     BXM Index ending level by approximately 4.40% at maturity.)

Principal Amount:                    $1,000

Term:                                2 Years

                                                                               % TOTAL
                                           ADJUSTED                             RETURN       % ANNUALIZED
     BXM INDEX        % BXM INDEX          BXM INDEX         REDEMPTION         ON THE          RETURN
   ENDING LEVEL         CHANGE           ENDING LEVEL          AMOUNT            NOTES       ON THE NOTES
------------------------------------------------------------------------------------------------------------
     1,200.00            84.6%             1,147.20            $1,765            76.5%          30.5%
     1,100.00            69.2%             1,051.60            $1,618            61.8%          25.6%
     1,000.00            53.8%               956.00            $1,471            47.1%          20.2%
       900.00            38.5%               860.40            $1,324            32.4%          14.5%
       800.00            23.1%               764.80            $1,177            17.7%           8.3%
       700.00             7.7%               669.20            $1,030             3.0%           1.5%
       690.00             6.2%               659.64            $1,015             1.5%           0.7%
------------------------------------------------------------------------------------------------------------
       679.92*            4.60%              650.00            $1,000             0.0%           0.0%
------------------------------------------------------------------------------------------------------------
       670.00             3.1%               640.52              $985            -1.5%          -0.7%
       660.00             1.5%               630.96              $971            -2.9%          -1.5%
------------------------------------------------------------------------------------------------------------
       650.00             0.0%               621.40              $956            -4.4%          -2.2%
------------------------------------------------------------------------------------------------------------
       600.00            -7.7%               573.60              $882           -11.8%          -6.2%
       500.00           -23.1%               478.00              $735           -26.5%         -14.8%
       300.00           -53.8%               286.80              $441           -55.9%         -37.0%
       100.00           -84.6%                95.60              $147           -85.3%         -76.1%
         0.00          -100.0%                 0.00                $0          -100.0%            --
------------------------------------------------------------------------------------------------------------

* To receive at least your principal amount at maturity, the BXM Index must increase by at least 4.60% to counteract the negative effect on the redemption amount caused by the cumulative effect of the annual fee.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

HYPOTHETICAL EXAMPLES OF HOW THE NOTES PERFORM AT MATURITY

ASSUMPTIONS:

Underlying Index:                    CBOE S&P 500 BuyWrite Index (BXM(SM)) (the "BXM
                                     Index")

BXM Index starting level:            650 (the actual BXM Index starting level will be the closing level of the BXM Index on the trade date.)

Adjusted BXM Index ending level:     BXM Index ending level x (1 - the cumulative effect of the annual fee)

Annual fee:                          2.25% (The cumulative effect of the annual fee will reduce the
                                     BXM Index ending level by approximately 4.40% at maturity.)

Adjusted BXM Index return:           (Adjusted BXM Index ending level - BXM Index starting
                                     level)/BXM Index starting level

Principal Amount:                    $1,000

Term:                                2 Years

EXAMPLE 1 - THE BXM INDEX CLOSES AT 800 ON THE FINAL VALUATION DATE, A 23.1%
            INCREASE FROM THE BXM INDEX STARTING LEVEL OF 650.

            Adjusted BXM Index return  [800 x (1-4.40%) - 650] / 650
                                       = 17.66%

            Redemption Amount          $1,000 + $1,000 x the Adjusted BXM Index return
                                       = $1,177

            A 23.1% INCREASE IN THE LEVEL OF THE BXM INDEX RESULTS IN A
            REDEMPTION AMOUNT OF $1,177, A 17.7% TOTAL RETURN ON THE NOTES.

EXAMPLE 2 - THE BXM INDEX CLOSES AT 500 ON THE FINAL VALUATION DATE, A 23.1%
            DECREASE FROM THE BXM INDEX STARTING LEVEL OF 650.

            Adjusted BXM Index return  [500 x (1-4.40%) - 650] / 650
                                       = -26.46%

            Redemption Amount          $1,000 + $1,000 x the Adjusted BXM Index return
                                       = $735

            A -23.1% DECLINE IN THE LEVEL OF THE BXM INDEX RESULTS IN A
            REDEMPTION AMOUNT OF $735, A -26.5% RETURN ON THE NOTES.

EXAMPLE 3 - THE BXM INDEX CLOSES AT 660 ON THE FINAL VALUATION DATE, A 1.5%
            INCREASE FROM THE BXM INDEX STARTING LEVEL OF 650.

            Adjusted BXM Index return  [660 x (1-4.40%) - 650] / 650
                                       = -2.93%

            Redemption Amount          $1,000 + $1,000 x the Adjusted BXM Index return
                                       = $971

            A 1.5% INCREASE IN THE LEVEL OF THE BXM INDEX RESULTS IN A
            REDEMPTION AMOUNT OF $971, A -2.9% RETURN ON THE NOTES. DESPITE THE
            GAIN IN THE BXM INDEX, THE NOTES' RETURN IS NEGATIVE BECAUSE OF THE
            CUMULATIVE EFFECT OF THE 2.25% ANNUAL FEE.

EXAMPLE 4 - THE BXM INDEX CLOSES AT 679.92 ON THE FINAL VALUATION DATE, A 4.60%
            INCREASE FROM THE BXM INDEX STARTING LEVEL OF 650.

            Adjusted BXM Index return  [679.92 x (1-4.40%) - 650] / 650
                                       = 0%

            Redemption Amount          $1,000 + $1,000 x the Adjusted BXM Index return
                                       = $1,000

            A 4.60% INCREASE IN THE LEVEL OF THE BXM INDEX RESULTS IN A
            REDEMPTION AMOUNT OF $1,000, A 0% RETURN ON THE NOTES. DESPITE THE
            GAIN IN THE BXM INDEX, THE NOTES' RETURN IS ZERO BECAUSE THE
            CUMULATIVE EFFECT OF THE 2.25% ANNUAL FEE FULLY OFFSETS THE GAIN IN
            THE BXM INDEX.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Risk Factors

YOUR INVESTMENT IN THE NOTES WILL INVOLVE RISKS. THE NOTES ARE NOT SECURED DEBT AND ARE RISKIER THAN ORDINARY UNSECURED DEBT SECURITIES. UNLIKE ORDINARY DEBT SECURITIES, THE RETURN ON THE NOTES IS LINKED TO THE PERFORMANCE OF THE CBOE S&P 500 BUYWRITE INDEX (BXM(SM)) (THE "BXM INDEX") AND YOU MAY LOSE SOME OR SUBSTANTIALLY ALL OF THE PRINCIPAL AMOUNT OF YOUR NOTES. AS DESCRIBED IN MORE DETAIL BELOW, THE TRADING PRICE OF THE NOTES MAY VARY CONSIDERABLY BEFORE THE MATURITY DATE, DUE, AMONG OTHER THINGS, TO FLUCTUATIONS IN THE LEVEL OF THE BXM INDEX, THE S&P 500(R) INDEX (THE "S&P INDEX"), THE PRICE OF THE CALL OPTIONS ON THE S&P INDEX INCLUDED IN THE BXM INDEX AND OTHER EVENTS THAT ARE DIFFICULT TO PREDICT AND BEYOND OUR CONTROL. INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BXM INDEX, THE S&P INDEX OR THE STOCKS UNDERLYING THE S&P INDEX. THIS SECTION DESCRIBES THE MOST SIGNIFICANT RISKS RELATING TO AN INVESTMENT IN THE NOTES. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE NOTES ARE FULLY EXPOSED TO ANY DECLINE IN THE LEVEL OF THE BXM INDEX AND YOU MAY LOSE SOME OR SUBSTANTIALLY ALL OF YOUR PRINCIPAL AMOUNT.

The Notes differ from ordinary debt securities in that we will not pay you interest on the Notes or a guaranteed fixed amount at maturity. We will pay you at maturity a redemption amount per $1,000 principal amount of your Notes, based on the performance of the BXM Index (before giving effect to the cumulative effect of the annual fee described below). Because the level of the BXM Index is subject to fluctuations in the S&P Index and market performance generally, the amount of cash you receive at maturity may be more or less than your principal amount. If the BXM Index return is negative, you will lose some or substantially all of your principal amount. If the BXM Index return is positive, the level of the BXM Index must increase by a degree sufficient to offset the cumulative effect of the annual fee in order for you to receive a positive return on your Notes. See "Specific Terms of the Notes" beginning on page S-21.

THE CUMULATIVE EFFECT OF THE ANNUAL FEE WILL REDUCE YOUR PARTICIPATION IN THE BXM INDEX.

The cumulative effect of the annual fee will diminish the value of the Notes by reducing the BXM Index level, for purposes of determining the value of the Notes, by a rate of 2.25% per year, compounded daily over the term of the Notes. At maturity, the cumulative effect of the annual fee will reduce the BXM Index ending level by approximately 4.40%. To demonstrate the cumulative effect of the annual fee on your payment at maturity, please review the hypothetical calculations in "How do the Notes Perform at Maturity--Return Profile at Maturity" on page S-5.

THE APPRECIATION IN THE BXM INDEX MAY BE LESS THAN THAT OF THE S&P INDEX DUE TO THE EFFECT OF THE BXM INDEX'S "COVERED CALL" STRATEGY.

A covered call strategy (also referred to as a "buy-write" strategy) limits participation in the appreciation of the underlying asset--in this case, the S&P Index. As a result, an investment in the Notes is not the same as an investment directly linked to the performance of the S&P Index or the stocks underlying the S&P Index (the "S&P Index constituent stocks"). The call options included in the BXM Index limit the BXM Index's participation in the appreciation of the S&P Index to the strike price of each call option in a given month. Consequently, the BXM Index will not participate as fully in the appreciation of the S&P Index as would an investment linked directly to the S&P Index or a direct investment in the S&P Index constituent stocks. In general, if the level of the S&P Index increases above the strike price of the call options on the S&P Index by an amount that exceeds the premium received from the sale of the call options on the S&P Index, the value of the covered call strategy will be less than the value of a direct investment in the S&P Index. While the strike price of the call options on the S&P Index included in the BXM Index will operate to limit the BXM Index's participation in any increase in the value of the S&P Index, the BXM Index's exposure to any decline in the value of the S&P Index will not be limited.

RISK FACTORS
--------------------------------------------------------------------------------

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. UBS expects that, generally, the level of the BXM Index will affect the market value of the Notes more than any other factor. Other factors described in detail in the paragraphs below that may influence the market value of the Notes include:

> the volatility of the BXM Index (i.e., the frequency and magnitude of changes in the level of the BXM Index) on the date that the market value of the Notes is determined;

>    interest rates in the U.S. market;

> the volatility of the S&P Index (i.e., the frequency and magnitude of changes in the level of the S&P Index);

> the liquidity of the call options on the S&P Index included in the BXM Index each month;

> the dividend rate paid on the S&P Index constituent stocks (while not paid to holders of the Notes, dividend payments on the S&P Index constituent stocks may influence the value of the S&P Index constituent stocks and the level of the S&P Index and, therefore, affect the market value of the Notes);

>    the time remaining to the maturity of the Notes;

> supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market-makers;

> economic, financial, political, regulatory, geographical, biological or judicial events that affect the level of the BXM Index or the level of the S&P Index or the market price of the S&P Index constituent stocks or the liquidity of the call options on the S&P Index or stock and option markets generally; or

>    the creditworthiness of UBS.

CHANGES THAT AFFECT THE CALCULATION OF THE BXM INDEX COULD ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY.

The Chicago Board Options Exchange, Incorporated (the "CBOE") is solely responsible for calculating and maintaining the BXM Index. Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P") is solely responsible for calculating and maintaining the S&P Index. You should not conclude that the inclusion of a stock in the S&P Index is an investment recommendation by us of that stock. In addition, S&P can, in its sole discretion, add, delete or substitute the stocks underlying the S&P Index or make other methodological changes required by certain corporate events relating to the S&P Index constituent stocks, such as stock splits and dividends, spin-offs, rights issuances and mergers and acquisitions, that could change the value of the S&P Index and the BXM Index. Any of these actions could adversely affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity.

The amount payable on the Notes and their market value could also be affected if the CBOE or S&P, in their sole discretion, change their policies, for example, by changing the methodology for compiling and calculating the respective Index, or if the CBOE or S&P discontinue or suspend calculation or publication of the respective Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the BXM Index ending level is not available because of a market disruption event or for any other reason, the calculation agent -- which initially will be UBS

RISK FACTORS
--------------------------------------------------------------------------------

Securities LLC, an affiliate of UBS -- will make a good faith estimate in its sole discretion of the level that would have prevailed in the absence of the market disruption event. If the calculation agent determines that the publication of either Index is discontinued and that there is no successor index on the date when the BXM Index ending level is required to be determined, the calculation agent may determine the BXM Index ending level -- and thus the amount payable at maturity -- in a manner it considers appropriate in its sole discretion.

HISTORICAL LEVELS OF THE BXM INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BXM INDEX DURING THE TERM OF THE NOTES.

The actual performance of the BXM Index over the term of the Notes, as well as the amount payable at maturity, may bear little relation to the historical levels of the BXM Index. Trading prices of the S&P Index constituent stocks and the liquidity of the call options on the S&P Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the S&P Index constituent stocks.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR HAVE RIGHTS IN OR RECEIVE INCOME ON THE CALL OPTIONS ON THE S&P INDEX INCLUDED IN THE BXM INDEX.

You will not receive any periodic interest payments on the Notes. As an owner of the Notes, you will not have rights in or receive income on the call options on the S&P Index included in the BXM Index.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

You should be willing to hold your Notes until maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS intend to make a market for the Notes, although they are not required to do so and may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. As a result, if you sell your Notes prior to maturity, you may have to do so at a substantial discount from the issue price and, as a result, you may suffer substantial losses.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES MAY IMPAIR THE MARKET VALUE OF THE NOTES.

The level of the BXM Index is based in part on successive short, or "sold," one-month, at or slightly out of the money call options on the S&P Index. Each month, one call option expires and another call option is sold for the one-month option included in the BXM Index. It is not possible to predict the liquidity of each of the call options on the S&P Index included in the BXM Index on the business day that the call options are exercised and sold. The liquidity of a security generally refers to the presence of sufficient supply and demand for that security, as determined by the number of buyers and sellers and the amount of that security such buyers and sellers are willing to purchase, to allow transactions to be effected in that security without a substantial increase or decrease in its price.

As described below under "Use of Proceeds and Hedging" on page S-27, UBS or one or more of its affiliates may carry out hedging activities related to the Notes, including taking positions in the S&P Index constituent stocks (and possibly to other instruments linked to the S&P Index constituent stocks) and selling call options on the S&P Index corresponding to the call options on the S&P Index included in the BXM Index. UBS and one or more of its affiliates also trade the S&P Index constituent stocks and other financial instruments

RISK FACTORS
--------------------------------------------------------------------------------

related to S&P Index constituent stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the date we price the Notes are priced for initial sale to the public could potentially increase the BXM Index starting level and, therefore, the level at which the BXM Index must reach before you receive a payment at maturity that exceeds the principal amount of the Notes. Additionally, such hedging or trading activities during the term of the Notes could potentially affect the value of the BXM Index or the S&P Index on the final valuation date and, accordingly, the payment you will receive at maturity. In particular, the hedging activity of UBS's affiliates may constitute a significant portion of the volume of the transactions in these call options on the S&P Index during the period in which the value is determined for purposes of inclusion in the BXM Index. If there is not sufficient demand for these call options, the hedging activity of UBS's affiliates could cause a decline, and possibly a significant decline, in the value of these call options when they are included in the BXM Index.

THE BUSINESS ACTIVITIES OF UBS OR ITS AFFILIATES MAY CREATE CONFLICTS OF
INTEREST.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Notes, including taking positions in the S&P Index constituent stocks (and possibly to other instruments linked to the S&P Index constituent stocks) and selling call options on the S&P Index corresponding to the call options on the S&P Index included in the BXM Index. These trading activities are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the BXM Index or price of the call options on the S&P Index included in the BXM Index, could be adverse to the interests of the holders of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the S&P Index constituent stocks, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Notes as beneficial owners of the Notes. Moreover, UBS and UBS Securities LLC have published, and in the future expect to publish, research reports with respect to some or all of the issuers of the S&P Index constituent stocks, the BXM Index and the S&P Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market price of the S&P Index constituent stocks and/or the level of the BXM Index or the S&P Index and, therefore, the market value of the Notes.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH THE CBOE OR S&P AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION.

UBS and its affiliates are not affiliated with the CBOE or S&P in any way (except for licensing arrangements discussed below in "The CBOE S&P 500 BuyWrite Index" beginning on page S-12) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the BXM Index or the S&P Index. The CBOE is not under any obligation to continue to calculate the BXM Index or required to calculate any successor index. If the CBOE discontinues or suspends the calculation of the BXM Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the BXM Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-23 and "Specific Terms of the Notes--Discontinuance of or Adjustments to the the BXM Index; Alteration of Method of Calculation" on page S-25.

RISK FACTORS
--------------------------------------------------------------------------------

The information in "The CBOE S&P 500 BuyWrite Index" section beginning on page S-12 has been taken from publicly available sources. Such information reflects the policies of, and is subject to change by, the CBOE or S&P. UBS has not independently verified this information. You, as an investor in the Notes, should make your own investigation into the BXM Index, including the call options on the S&P Index, the CBOE and S&P. The CBOE and S&P are not involved in the offer of the Notes in any way and have no obligation to consider your interests as a holder of the Notes.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

UBS affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the redemption amount paid to you at maturity. For a more detailed description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-26. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the BXM Index or the call options on the S&P Index has occurred or is continuing on the day when the calculation agent will determine the BXM Index ending level. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with UBS's, or one or more of its affiliates', ability to unwind its hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE CALCULATION AGENT CAN POSTPONE THE DETERMINATION OF THE BXM INDEX ENDING LEVEL OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE.

The determination of the BXM Index ending level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date for the BXM Index. If such a postponement occurs, the calculation agent will use the closing level of the BXM Index on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Notes be postponed by more than twenty business days. As a result, the maturity date for the Notes could also be postponed, although not by more than twenty business days. If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the final valuation date. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the BXM Index that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" on page S-22.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN.

An investment in the Notes should be characterized as an investment in prepaid cash settlement forward contracts under which we deliver at maturity, or upon exchange or redemption, a cash amount determined by reference to the BXM Index in exchange for a fixed purchase price, as described in the section of this pricing supplement called "Supplemental Tax Considerations" on page S-29. Under this treatment, if you are a U.S. taxable investor, you should recognize capital gain or loss at maturity or upon a sale, exchange, redemption or other taxable disposition of the Notes in an amount equal to the difference between the amount realized and your tax basis in the Notes. However, due to the absence of authorities that directly address the proper tax treatment of the Notes, no assurance can be given that the U.S. Internal Revenue Service (the "IRS") will accept, or that a court will uphold, this characterization and treatment. We are not requesting a ruling from the IRS with respect to the Notes, and our characterization of the Notes as prepaid cash settlement forward contracts in respect of the BXM Index is not binding on the IRS or a court. If the IRS were successful in asserting an alternative characterization or treatment, the timing and character of income thereon could be significantly affected. For a discussion of some potential alternative characterizations and their consequences, see "Supplemental Tax Considerations" beginning on page S-29.

--------------------------------------------------------------------------------

The CBOE S&P 500 BuyWrite Index

We have derived all information regarding the CBOE S&P500 BuyWrite Index (BXM(SM)) (the "BXM Index") contained in this pricing supplement, including its method of calculation, from publicly available sources. We make no representation or warranty as to the accuracy or completeness of such information.

The BXM Index is calculated, published and disseminated daily at the close of trading by the Chicago Board Options Exchange, Incorporated (the "CBOE"). Such information reflects the policies of, and is subject to change by, the CBOE. The CBOE has no obligation to continue to publish, and may discontinue or suspend publication of, the BXM Index at any time. Data on daily BXM Index closing levels are calculated and disseminated by the CBOE on its website and are also available from options quote vendors.

DESCRIPTION OF THE BXM INDEX

Announced in April 2002, the BXM Index was developed by the CBOE in connection with Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). The BXM Index measures the total rate of return of a hypothetical "covered call" strategy (also referred to as a "buy-write" strategy) on the S&P 500(R) Index (the "S&P Index"). This strategy consists of a hypothetical portfolio consisting of a "long" position indexed to the S&P Index (i.e., a position in which the S&P Index constituent stocks are held) and the sale of a succession of one-month, at or slightly out the money S&P Index call options that are listed on the CBOE. This hypothetical portfolio is referred to as the "covered S&P Index portfolio." The long position in the S&P Index and the "short" call options are held in equal notional amounts (i.e., the short position in each call option is "covered" by the long position in the S&P Index).

This strategy provides option premiums that can, to a limited extent, offset losses from downside market performance in an equity portfolio on which the covered call option is sold. However, the strategy also limits participation in the appreciation of the equity portfolio on which the option is sold beyond the option's strike price. The strike price for each option included in the BXM Index will be equal to or slightly above the S&P Index level at the time the option is sold.

The BXM Index measures the total return performance of the covered S&P Index portfolio by incorporating the value of the ordinary cash dividends paid on the S&P Index constituent stocks and the option premiums received from writing call options on the S&P Index. Because the method of calculating the BXM Index effectively reinvests the dividends and option premiums into the S&P Index on the day they are paid (in the case of dividends) or received (in the case of option premiums), the BXM Index is subject to fluctuations in the value of the S&P Index.

CALL OPTIONS

The call options included in the value of the BXM Index have successive terms of approximately one month. Each call option on the S&P Index in the hypothetical portfolio must be held to maturity, which is generally the third Friday of each month. Each day that options expire, new at or slightly out of the money call options on the S&P Index are written. At expiration, the call options are settled against the "Special Opening Quotation," a special calculation of the S&P Index. The Special Opening Quotation is compiled from the opening prices of the S&P Index constituent stocks and is generally determined before 11:00 a.m. (New York City time). The final settlement price of each call option at expiration is equal to the difference between the Special Opening Quotation and the strike price of the expired call option, or zero, whichever is greater, and is removed from the value of the BXM Index at that time. In other words, if the Special Opening Quotation is greater than each call option's strike price, the final settlement price is greater than zero and the value of the BXM Index is effectively decreased upon settlement of each call

THE CBOE S&P 500 BUYWRITE INDEX
--------------------------------------------------------------------------------

option. If the Special Opening Quotation is less than each call option's strike price, each call option is worthless and the value of the BXM Index remains unchanged upon settlement of the call options.

Subsequent to the settlement of the expired call options, new at or slightly out of the money call options are deemed written and included in the value of the BXM Index. Like the expired call options, the new call options will expire approximately one month after the date of sale. The date on which one call option expires and another call option is written is referred to as the "roll date" and the process of replacing the expired options with the new options is referred to as the "roll." The strike price of each new call option is equal to the strike price of the listed call option on the S&P Index that is closest to and greater than the last value of the S&P Index reported before 11:00 a.m. (New York City time). For example, if the last value of the S&P Index reported before 11:00 a.m. (New York City time) is 901.10 and the closest listed option strike price above 901.10 is 905, then 905 is selected as the new strike price for the call options on the S&P Index.

Once the strike price for each new call option has been determined, each new call option is deemed sold at a price equal to the volume-weighted average price (the "VWAP") of each new call option during the half hour between 11:30 a.m. (New York City time) and 12:00 p.m. (New York City time) on the day the strike price is determined. The CBOE calculates the VWAP in a two-step process by (i) excluding trades in the new option identified as having been executed as part of a spread (i.e., a position taken in two or more options in order to profit through changes in the relative prices of those options), and (ii) calculating the volume-weighted average of all remaining transaction prices of each new call option during this half-hour period. The weights are equal to the fraction of the total volume, excluding spread transactions, transacted at each price during this period, as indicated by the CBOE's Market Data Retrieval System. If no transactions occur between 11:30 a.m. (New York City time) and 12:00 p.m. (New York City time), each new call option is deemed sold at the last bid price reported before 12:00 p.m. The value of the option premium deemed received from each new call option is functionally "reinvested" in the portfolio.

CALCULATION OF THE BXM INDEX

The BXM Index is a "chained index," meaning its value depends on the cumulative product of the gross daily rates of return on the covered S&P Index portfolio since June 1, 1988, when the initial value of the BXM Index was first calculated and set at 100.00.

The value of the BXM Index on any given date is calculated according to the following formula:

      BXM(t) = BXM(t-1) (1 + R(t))

where:

      BXM(t-1) is the value of the BXM Index on the previous day; and

      R(t) is the daily rate of return of the covered S&P Index portfolio on that day. This rate includes ordinary cash dividends paid on the S&P constituent stocks.

COMPARISON OF THE RETURNS OF THE BXM AND S&P INDICES

The following two examples illustrate how the BXM Index return is derived from the S&P Index return using actual information from the quarters ending December 31, 2003 and September 30, 2004, respectively. For information on quarter ending levels from June 30, 1994 to February 24, 2005, see "--Historical Information" beginning on page S-16.

THE CBOE S&P 500 BUYWRITE INDEX
--------------------------------------------------------------------------------

Example 1: Quarter ending December 31, 2003 (BXM Index underperforms the S&P Index):

S&P Index:

     o  S&P Index return:                      11.64%
     o  Dividend Yield on the
        S&P Index:                              0.54%
     o  Total S&P Index return:                12.18%

BXM Index:

     o  Total S&P Index return:                12.18%
     o  Loss on short options sold
        during the quarter*:                   -4.46%
     o  BXM Index return:                       7.72%

Example 2: Quarter ending September 30, 2004 (BXM outperforms the S&P 500
Index):

S&P Index:

     o  S&P Index return:                      -2.29%
     o  Dividend Yield on the
        S&P Index:                              0.42%
     o  Total S&P Index return:                -1.87%

BXM Index:

     o  Total S&P Index return:                -1.87%
     o  Gain on options sold
        during the quarter*:                    1.99%
     o  BXM Index return:                       0.12%

* The gain and loss on options sold during the quarter are expressed as a percentage of the level of the S&P Index at the end of each month during the relevant quarter.

For additional information on how to calculate the BXM Index and specific information on BXM Index calculation on roll dates, see the CBOE's web site at www.cboe.com/bxm.

DESCRIPTION OF THE S&P 500(R) INDEX

We have derived all information regarding the S&P Index contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P. We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the S&P Index, and may discontinue publication of the S&P Index.

The S&P Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time (the "S&P Index constituent stocks") compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of January 31, 2005, 425 companies or 85.1% of the S&P Index by market capitalization traded on the New York Stock Exchange ("NYSE"), 74 companies or 14.8% of the S&P Index by market capitalization traded on The Nasdaq Stock Market, and 1 company or 0.1% of the S&P Index by market capitalization traded on the

THE CBOE S&P 500 BUYWRITE INDEX
--------------------------------------------------------------------------------

American Stock Exchange. As of January 31, 2005, the S&P Index represented approximately 76% of the market value of S&P's internal database of over 7,023 equities. S&P chooses companies for inclusion in the S&P Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its database of over 7,023 equities, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P Index with the number of companies currently included in each group indicated in parentheses: Consumer Discretionary (87), Consumer Staples (36), Energy (28), Financials (82), Health Care (55), Industrials (57), Information Technology
(80), Materials (32), Telecommunication Services (10) and Utilities (33). S&P may from time to time, in its sole discretion, add companies to or delete companies from the S&P Index to achieve the objectives stated above.

S&P calculates the S&P Index by reference to the prices of the S&P Index constituent stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the S&P Index constituent stocks and received the dividends paid on such stocks.

COMPUTATION OF THE S&P INDEX

S&P currently computes the S&P Index as of a particular time as follows:

o the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the "market value" of that stock);

o  the market values of all component stocks as of that time are aggregated;

o the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

o the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

o the current aggregate market value of all component stocks is divided by the base value; and

o  the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the S&P Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the Notes.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

o  the issuance of stock dividends;

o the granting to shareholders of rights to purchase additional shares of stock;

o  the purchase of shares by employees pursuant to employee benefit plans;

o  consolidations and acquisitions;

THE CBOE S&P 500 BUYWRITE INDEX
--------------------------------------------------------------------------------

o the granting to shareholders of rights to purchase other securities of the issuer;

o  the substitution by S&P of particular component stocks in the S&P Index; or

o  other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

                                New Market Value
               Old Base Value x ---------------- = New Base Value
                                Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P Index.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the S&P Index or any successor index. S&P does not guarantee the accuracy or the completeness of the S&P Index or any data included in the S&P Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the S&P Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the S&P Index or the manner in which the S&P Index is applied in determining the amount payable at maturity.

HISTORICAL INFORMATION

Since its inception, the BXM Index and the S&P Index have experienced significant fluctuations. Any historical upward or downward trend in the value of the BXM Index and the S&P Index during any period shown below is not an indication that the value of the BXM Index and the S&P Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical BXM Index and the S&P Index levels do not give an indication of future performance of the BXM Index and the S&P Index. UBS cannot make any assurance that the future performance of the BXM Index and the S&P Index will result in holders of the Notes receiving a positive total return on their investment.

The following table sets forth the quarterly levels for the BXM Index and the quarterly returns for both the BXM Index and S&P Index from June 30, 1994 to February 24, 2005. The return on the S&P Index incorporates the ordinary cash dividends on the S&P Index constituent stocks trading "ex-dividend" as of the end of the particular quarter. Because the CBOE began public dissemination of the BXM Index on April 11, 2002, the quarterly BXM Index returns from June 30, 1994 through March 31, 2002, are based on historical trading data for the S&P Index and the applicable one-month, at-the-money call options on the CBOE, calculated by the CBOE as though the BXM Index had been published during that period.

The closing level of the BXM Index on February 24, 2005 was 680.86. The actual BXM Index starting level will be the closing level of the BXM Index on the trade date.

THE CBOE S&P 500 BUYWRITE INDEX
--------------------------------------------------------------------------------

                     BXM INDEX
                     QUARTERLY                      BXM INDEX                       S&P INDEX
                         INDEX                      QUARTERLY                       QUARTERLY
DATE              ENDING LEVEL                   INDEX RETURN                    INDEX RETURN
------------------------------------------------------------------------------------------------------------------
6/30/94                 216.91
9/30/94                 225.39                          3.91%                           4.89%
12/30/94                232.50                          3.15%                          -0.02%
3/31/95                 244.18                          5.02%                           9.74%
6/30/95                 257.95                          5.64%                           9.55%
9/29/95                 268.47                          4.08%                           7.95%
12/29/95                281.26                          4.76%                           6.02%
3/29/96                 287.18                          2.10%                           5.37%
6/28/96                 305.78                          6.48%                           4.49%
9/30/96                 314.27                          2.78%                           3.09%
12/31/96                324.86                          3.37%                           8.34%
3/31/97                 336.25                          3.51%                           2.68%
6/30/97                 356.84                          6.12%                          17.46%
9/30/97                 387.01                          8.45%                           7.49%
12/31/97                411.41                          6.30%                           2.87%
3/31/98                 436.52                          6.10%                          13.95%
6/30/98                 468.26                          7.27%                           3.30%
9/30/98                 430.75                         -8.01%                          -9.95%
12/31/98                489.37                         13.61%                          21.30%
3/31/99                 524.48                          7.17%                           4.98%
6/30/99                 578.71                         10.34%                           7.05%
9/30/99                 563.39                         -2.65%                          -6.24%
12/31/99                592.96                          5.25%                          14.88%
3/31/00                 610.47                          2.95%                           2.29%
6/30/00                 627.23                          2.75%                          -2.66%
9/29/00                 649.80                          3.60%                          -0.97%
12/29/00                636.82                         -2.00%                          -7.82%
3/30/01                 586.98                         -7.83%                         -11.86%
6/29/01                 603.30                          2.78%                           5.85%
9/28/01                 527.63                        -12.54%                         -14.68%
12/31/01                567.25                          7.51%                          10.69%
3/29/02                 585.55                          3.23%                           0.27%
6/28/02                 535.60                         -8.53%                         -13.40%
9/30/02                 461.67                        -13.80%                         -17.28%
12/31/02                523.92                         13.48%                           8.44%
3/31/03                 517.20                         -1.28%                          -3.15%
6/30/03                 561.31                          8.53%                          15.39%
9/30/03                 580.58                          3.43%                           2.65%
12/31/03                625.38                          7.72%                          12.18%
3/31/04                 635.58                          1.63%                           1.69%
6/30/04                 651.89                          2.57%                           1.72%
9/30/04                 652.69                          0.12%                          -1.87%
12/31/04                677.26                          3.76%                           9.23%
2/24/05*                680.86                          0.53%                          -0.68%


* THE BXM INDEX LEVEL AND THE BXM AND S&P INDEX RETURNS FOR THIS PERIOD DO NOT REPRESENT A FULL QUARTER.

THE CBOE S&P 500 BUYWRITE INDEX
--------------------------------------------------------------------------------

The graph below compares the performance of the BXM Index and the S&P Index from June 1, 1988 through February 24, 2005. The S&P Index levels illustrated below have been recalculated in order to start from a level of 100 on June 1, 1988, the level of the BXM Index at the time.


            [THE DATA BELOW REPRESENTS A GRAPH IN THE PRINTED PIECE]

      6/31/88 100      100                       1998    421.69   493.082
              103.63   104.589                           431.7    528.646
              105.14   104.192                           436.52   555.717
              103.5    100.655                           447.53   561.308
              106.87   104.944                           451.45   551.66
              108.46   107.866                           468.26   574.068
              106.7    106.328                           454.08   567.955
              108.13   108.183                           400.38   485.842
              112.43   116.105                           430.75   516.965
              111.54   113.212                           459.65   559.016
              114.55   115.853                           468.05   592.897
              116.39   121.868                           489.37   627.063
              119.01   126.799                           507.23   653.284
              119.98   126.08                            518.05   632.981
              125.12   137.463                           524.48   658.305
              127.98   140.151                           546.25   683.799
              129.11   139.582                           547.87   667.65
              129.25   136.341                           578.71   704.704
              131.91   139.121                           559.36   682.7
              135.17   142.463                           562.23   679.323
      1990    129.66   132.898                           563.39   660.7
              132.5    134.61                            569.57   702.509
              135.15   138.177                           567.01   716.79
              133.65   134.73                            592.96   759.006
              139.7    147.866                   2000    584.87   720.872
              140.18   146.869                           582.06   707.226
              141.81   146.398                           610.47   776.41
              131.44   133.165                           610.1    753.054
              127.9    126.684                           615.55   737.604
              130.14   126.145                           627.23   755.788
              137.63   134.299                           626.63   743.972
              140.56   138.04                            661.37   790.183
              145.96   144.052                           649.8    748.467
              147.23   154.354                           645.2    745.303
              150.97   158.091                           626.5    686.543
              151.62   158.466                           636.82   689.904
              154.75   165.302                           659.12   714.381
              153.85   157.729                           621.96   649.242
              160.33   165.081                           586.98   608.112
              164.78   168.992                           604.32   655.369
              165.59   166.164                           612.6    659.76
              169.24   168.398                           603.3    643.702
              166.06   161.612                           613      637.366
              174.85   180.095                           589.61   597.465
      1992    176      176.739                           527.63   549.219
              179.27   179.028                           534.46   559.692
              178.67   175.546                           553.12   602.624
              184.56   180.7                             567.25   607.903
              185.73   181.586                   2002    572.34   599.032
              184.67   178.885                           571.86   587.479
              188.53   186.193                           585.55   609.574
              188.52   182.382                           561.91   572.617
              190.02   184.525                           566.18   568.398
              189.99   185.163                           535.6    527.906
              193.68   191.467                           490.95   486.758
              195      193.817                           498.27   489.954
              198.73   195.438                           461.67   436.706
              200.52   198.101                           495.91   475.143
              201.37   202.281                           523.05   503.11
              199.46   197.392                           523.92   473.553
              205.75   202.672                           521.21   461.148
              207.99   203.266                           517.03   454.229
              209.63   202.448                           517.2    458.639
              214.18   210.129                           554.32   496.417
              215.98   208.518                           563.76   522.572
              218.46   212.831                           561.31   529.238
              218.49   210.803                           575.15   538.569
              222.5    213.352                           591.63   549.073
      1994    226.95   220.605                           580.58   543.242
              223.71   214.617                           607.46   573.973
              216.03   205.261                           614.81   579.023
              218.82   207.893                           625.38   609.39
              222.09   211.304                   2004    628.13   620.575
              216.91   206.125                           636.5    629.201
              223.48   212.893                           635.58   619.708
              227.27   221.622                           634      609.98
              225.39   216.203                           638.81   618.351
              229.13   221.06                            651.89   630.375
              228.25   213.008                           641.08   609.511
              232.5    216.169                           647.43   611.976
              236.84   221.775                           652.69   618.605
              240.76   230.418                           658.65   628.056
              244.18   237.217                           660.36   653.467
              248.43   244.202                           677.26   675.704
              254.55   253.962                   2/24/05 666.61   651.627
              257.95   259.861
              261.83   268.479
              265.6    269.154
              268.47   280.512
              270.23   279.51
              278.74   291.78
              281.26   297.4
      1996    283.64   307.522
               282.99   310.374
               287.18   313.361
               295.53   317.981
               301.29   326.182
               305.78   327.426
               298.76   312.96
               302.71   319.562
               314.27   337.549
               318.18   346.858
               327.43   373.076
               324.86   365.684
               338.99   388.53
               342.11   391.575
               336.25   375.493
               346.92   397.902
               352.25   422.128
               356.84   441.04
               371.04   476.132
               370.79   449.459
               387.01   474.074
               385.48   458.241
               405.1    479.454
               411.41   487.688


Source: Bloomberg L.P.

LICENSE AGREEMENT

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the BXM Index.

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

The Product is not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P") or the Chicago Board Options Exchange, Incorporated ("CBOE"). S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Product or any member of the public regarding the advisability of investing in securities generally or in the Product (The CBOE S&P 500 BuyWrite Index (BXM) is a benchmark index designed to track the performance of a hypothetical buy-write strategy on the S&P 500(R) Index). S&P's and CBOE's only relationship to Licensee is the licensing of certain trademarks anD trade names of S&P, CBOE and the BXM which is determined, composed and calculated by CBOE without regard to Licensee or the Product. CBOE has no obligation to take the needs of Licensee or the owners of the Product into consideration in determining, composing or calculating the BXM. S&P and CBOE are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product to be issued or in the determination or calculation of the equation by which the Product is to be converted into cash. S&P and CBOE have no obligation or liability in connection with the administration, marketing or trading of the Product.

THE CBOE S&P 500 BUYWRITE INDEX
--------------------------------------------------------------------------------

CBOE SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE BXM FROM SOURCES THAT CBOE CONSIDERS RELIABLE, BUT S&P AND CBOE ACCEPT NO RESPONSIBILITY FOR, AND SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P AND CBOE DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE BXM OR ANY DATA INCLUDED THEREIN. S&P AND CBOE MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE BXM OR ANY DATA INCLUDED THEREIN. S&P AND CBOE MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL CONDITIONS AND WARRANTIES IMPLIED BY STATUTE, GENERAL LAW OR CUSTOM WITH RESPECT TO THE BXM OR ANY DATA INCLUDED THEREIN.

In addition, (i) CBOE has no relationship to the BXM or the Product other than authorizing S&P to grant a license to Licensee to use the BXM as the basis for the Product; (ii) CBOE has no obligation to take the needs of Licensee, purchasers or sellers of the Product or any other persons into consideration in maintaining the BXM or modifying the methodology underlying the BXM and (iii) CBOE has no obligation or liability in connection with the administration, marketing or trading of the BXM, the Product or any other investment product of any kind or character that is based thereon.

"Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500," and "500" are trademarks of Standard & Poor's, a division of The McGraw-Hill Companies, Inc. and "BXM" is a trademark of the Chicago Board Options Exchange, Incorporated ("CBOE"). These marks have been licensed for use by UBS. The Product(s) is/are not sponsored, endorsed, sold or promoted by Standard & Poor's or CBOE and Standard & Poor's and CBOE make no representation regarding the advisability of investing in the Product.

--------------------------------------------------------------------------------

Valuation of the Notes

AT MATURITY. You will receive a cash payment at maturity that is based on the BXM Index return, which may be positive or negative. The Notes are fully exposed to the downside performance risk of the BXM Index from the trade date to the final valuation date, and a negative BXM Index return will reduce your cash payment at maturity. IN ORDER TO RECEIVE A POSITIVE RETURN ON YOUR NOTES, THE LEVEL OF THE BXM INDEX MUST INCREASE BY AN AMOUNT SUFFICIENT TO OFFSET THE CUMULATIVE EFFECT OF THE ANNUAL FEE. YOU MAY LOSE SOME OR SUBSTANTIALLY ALL OF YOUR INVESTMENT IF THE BXM INDEX DECLINES.

At maturity, you will receive a cash payment per $1,000 principal amount of your Notes equal to the redemption amount, which is calculated on the final valuation date and based on the Adjusted BXM Index return.

The redemption amount will equal:

                $1,000 + ($1,000 x the Adjusted BXM Index return)

The "Adjusted BXM Index return," which may be positive or negative, will be calculated as follows:

                            Adjusted BXM Index ending level - BXM Index starting level
Adjusted BXM Index return = ----------------------------------------------------------
                                            BXM Index starting level

Where the "BXM Index starting level" will equal the closing level of the BXM Index on the trade date and the "Adjusted BXM Index ending level" will equal the closing level of the BXM Index on the final valuation date reduced by the annual fee.

The "annual fee" will reduce the BXM level, for purposes of determining the value of the Notes, by a rate of 2.25% per year, compounded daily over the term of the Notes. If you hold your Notes until maturity, the cumulative effect of the annual fee will reduce the BXM Index ending level by approximately 4.40%.

For further information concerning the calculation of the payment at maturity, see "Specific Terms of the Notes--Payment at Maturity" on page S-21.

PRIOR TO MATURITY. The market value of the Notes will be affected by several factors many of which are beyond our control. We expect that, generally, the level of the BXM Index on any day will affect the market value of the Notes more than any other factor. Other factors that may influence the market value of the Notes include, but are not limited to, interest and yield rates in the market, supply and demand for the Notes, the volatility of the BXM Index, the volatility of the S&P Index constituent stocks, the liquidity of the call options on the S&P Index included in the BXM Index each month, the level of the S&P Index, economic, financial, political, regulatory or judicial events that affect the level of the BXM Index, the market prices of the S&P Index constituent stocks or the call options on the S&P Index included in the BXM Index each month, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-7 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------

Specific Terms of the Notes

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. The return on the Notes is linked to the performance of CBOE S&P 500 BuyWrite Index (BXM(SM)) (the "BXM Index").

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATION

We will offer the Notes in denominations of $1,000 and integral multiples thereof.

PAYMENT AT MATURITY

At maturity, you will receive a cash payment per $1,000 principal amount of your Notes equal to the redemption amount, which is calculated on the final valuation date and based on the Adjusted BXM Index return.

The redemption amount will equal:

                $1,000 + ($1,000 x the Adjusted BXM Index return)

The "Adjusted BXM Index return," which may be positive or negative, will be calculated as follows:

                            Adjusted BXM Index ending level - BXM Index starting level
Adjusted BXM Index return = ----------------------------------------------------------
                                            BXM Index starting level

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

The "BXM Index starting level" will equal the closing level of the BXM Index on the trade date.

The "BXM Index ending level" will equal the closing level of the BXM Index on the final valuation date.

The "Adjusted BXM Index ending level" will equal the BXM Index ending level reduced by the annual fee.

The "annual fee" will reduce the BXM Index level, for purposes of determining the value of the Notes, by a rate of 2.25% per year, compounded daily over the term of the Notes. If you hold your Notes until maturity, the cumulative effect of the annual fee will reduce the BXM Index ending level by approximately 4.40%.

Unlike ordinary debt securities, the Notes do not pay interest and do not guarantee any return of principal at maturity.

THE NOTES ARE FULLY EXPOSED TO ANY DECLINE IN THE LEVEL OF THE BXM INDEX. YOU MAY LOSE SOME OR SUBSTANTIALLY ALL OF YOUR INVESTMENT IF THE BXM INDEX LEVEL DECLINES OR IF THE BXM INDEX DOES NOT INCREASE BY AN AMOUNT SUFFICIENT TO OFFSET THE CUMULATIVE EFFECT OF THE ANNUAL FEE.

To receive at least your principal amount at maturity, the BXM Index must increase by at least 4.60% to overcome the negative effect on the redemption amount caused by the annual fee.

MATURITY DATE

The maturity date will be March __, 2007, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be March __, 2007, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than twenty business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the BXM Index ending level on the final valuation date. If the BXM return is negative, you will lose some or substantially all of your investment. If the BXM return is positive, the level of the BXM Index must increase by an amount sufficient to offset the cumulative effect of the annual fee in order to receive a positive return on your Notes. As described above, the final valuation date may be postponed and, thus, the determination of the BXM Index ending level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the BXM Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the BXM Index ending level be postponed by more than twenty business days.

If the determination of the BXM Index ending level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

BXM Index ending level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the BXM Index ending level that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event with respect to the S&P 500(R) Index (the "S&P Index"):

> the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the value of the S&P Index (or the relevant successor index) for the same period of trading longer than two hours or during the one-half hour period preceding the close of the principal trading session;

> a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the value of the S&P Index (or the relevant successor index) during the last one-half hour preceding the close of the principal trading session on such exchange are materially inaccurate; or

> the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the S&P Index (or the relevant successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market.

The following will be a market disruption event with respect to the BXM Index:

> the suspension, limitation, cancellation or repudiation of any options contracts relating to stocks which then comprise 20% or more of the value of the S&P Index for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session, in each case, in the determination of the Calculation Agent, any such suspension, limitation, unavailability, cancellation or repudiation is material.

In both cases, if trading in a security included in the S&P Index or the BXM Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the S&P Index or the BXM Index, as the case may be, shall be based on a comparison of (x) the portion of the value of that index attributable to that security relative to (y) the overall value of that index, in each case immediately before that suspension or limitation.

The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

> a decision to permanently discontinue trading in the option or futures contracts relating to either Index or any S&P Index constituent stocks.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the S&P Index or any S&P Index constituent stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>    no quotation of the kind referred to above is obtained, or

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE BXM INDEX; ALTERATION OF METHOD OF CALCULATION

If the CBOE discontinues publication of the BXM Index and they or any other person or entity publish a substitute index that the calculation agent determines is comparable to the BXM Index and approves as a successor index then the calculation agent will determine the BXM Index return, BXM Index ending level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the BXM Index is discontinued and that there is no successor index on any date when the value of the BXM Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks and options or another index and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the BXM Index.

If the calculation agent determines that the method of calculating the BXM Index has been changed at any time in any respect--and whether the change is made by CBOE under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the S&P Index constituent stocks or their issuers or is due to any other reason--that causes the BXM Index not to fairly represent the value of the BXM Index had such changes not been made or that otherwise affects the calculation of the BXM Index return, the BXM Index ending level, or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the BXM Index that it believes are appropriate to ensure that the BXM Index return used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the BXM Index return, BXM Index ending level, the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date" above.

ROLE OF CALCULATION AGENT

UBS's affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the BXM Index starting level, the BXM Index ending level and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to either Index and/or listed and/or over-the-counter options or futures on S&P Index constituent stocks or listed and/or over-the-counter options, futures or exchange-traded funds on the S&P Index prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

> acquire or dispose of long or short positions of securities of issuers of the S&P Index constituent stocks;

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the S&P Index or the value of the S&P Index constituent stocks;

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks; or

>    any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the S&P Index constituent stocks, listed or over-the-counter options or futures on S&P Index constituent stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of either Index or indices designed to track the performance of either Index or other components of the U.S. equity markets.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-7 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

--------------------------------------------------------------------------------

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF DECEMBER 31, 2004                                         CHF          USD
--------------------------------------------------------------------------------
                                                                 (IN MILLIONS)

Debt
  Debt issued(1) ........................................   179,474      157,500
                                                            -------      -------
  Total Debt ............................................   179,474      157,500
Minority Interest(2) ....................................     5,334        4,681
Shareholders' Equity ....................................    34,978       30,695
                                                            -------      -------
Total capitalization ....................................   219,786      192,876
                                                            =======      =======

------------------

(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION.

(2) INCLUDES TRUST PREFERRED SECURITIES.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.87756.

--------------------------------------------------------------------------------

Supplemental Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES FEDERAL AND SWISS TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF SWITZERLAND AND THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

There is no authority that directly addresses the tax treatment of your Notes and thus the tax treatment of your Notes is uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes should be treated as a pre-paid forward contract with respect to the BXM Index and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you will recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 15% where the property is held more than one year.

ALTERNATIVE TREATMENTS. Alternatively, it is possible that the Notes should be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

It is also possible that the IRS could assert that your Notes should be subject to the "constructive ownership" rules set forth in Section 1260 of the Code. Specifically, Section 1260 of the Code treats a taxpayer owning certain types of derivative positions in property as having "constructive ownership" in

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

that property, with the result that all or a portion of the long-term capital gain recognized by such taxpayer with respect to the derivative position may be recharacterized as ordinary income. In addition, Section 1260 would impose an interest charge on the long-term capital gain that was recharacterized. Section 1260 in its current form would not apply to the Notes. However, Section 1260 authorizes the Treasury Department to promulgate regulations (possible with retroactive effect) to expand the application of the "constructive ownership" regime. There is no assurance that the Treasury Department will not promulgate regulations to apply the regime to the Notes. If Section 1260 were to apply to the Notes, you would be required to treat all or a portion of the long-term capital gain (if any) that you recognize on sale, exchange, maturity, or other taxable disposition of the Notes as ordinary income, but only to the extent such long-term capital gain exceeds the long-term capital gain that you would have recognized if you had made a direct investment in shares of companies that are included in the BXM Index during the period in which you hold the Notes and had actually sold covered calls in the manner that is hypothetically done in computing the BXM Index. It is possible that these rules could apply, for example, to recharacterize long-term capital gain on the Notes in whole or in part to the extent that a holder of shares of the relevant companies would have earned dividend income therefrom or would have recognized short-term capital gain from the disposition of the shares upon rebalancing of the BXM Index between the issue date for the Notes and the date of the disposition of the Notes.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that (i) you should be treated as if you owned the underlying components of the BXM Index or (ii) you should be required to accrue interest income over the term of your Notes. You should consult your tax adviser as to the tax consequences of such characterizations and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL

Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION

Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES

There is no tax liability in Switzerland in connection with the issue, turnover and redemption of the Notes. However, the Notes sold through a bank or other securities dealer resident in Switzerland or Liechtenstein might be subject to Securities Turnover Tax.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

RESIDENTS OF SWITZERLAND

If you are a Swiss resident investor and hold the Notes in your private property, you may treat any gain or loss realized upon the sale, redemption or repayment of the Notes as a tax-free capital gain or a non-deductible loss, respectively, provided, however, that you may have to report any element of adjustment for stock dividends or extraordinary dividends on the Basket Stocks included in the payment received from us at maturity as taxable investment income. If you are qualified as a professional dealer of securities for Swiss income tax purposes, you will have to include in taxable income capital gains and may deduct capital losses realized upon the sale, redemption or repayment of the Notes. If you are a Swiss resident investor holding the Notes in your business property or a foreign resident investor who holds the Notes through a permanent establishment within Switzerland, you must include income received and gains or losses realized in respect of the Notes in your taxable net income.

--------------------------------------------------------------------------------

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to __% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

--------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary ..............      S-1
Risk Factors ...............................      S-7
The CBOE S&P 500 BuyWrite Index ............     S-12
Valuation of the Notes .....................     S-20
Specific Terms of the Notes ................     S-21
Use of Proceeds and Hedging ................     S-27
Capitalization of UBS ......................     S-28
Supplemental Tax Considerations ............     S-29
ERISA Considerations .......................     S-32
Supplemental Plan of Distribution ..........     S-33

PROSPECTUS

Introduction ...............................        3
Cautionary Note Regarding Forward-
  Looking Information ......................        5
Incorporation of Information About
  UBS AG ...................................        7
Where You Can Find More
  Information ..............................        7
Presentation of Financial Information ......        8
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its
  Management and Others ....................        9
Capitalization of UBS ......................        9
UBS ........................................       10
Use of Proceeds ............................       12
Description of Debt Securities We May
  Offer ....................................       13
Description of Warrants We May Offer. ......       35
Legal Ownership and Book-Entry
  Issuance .................................       52
Considerations Relating to Indexed
  Securities ...............................       57
Considerations Relating to Securities
  Denominated or Payable in or Linked to
  a Non-U.S. Dollar Currency ...............       60
U.S. Tax Considerations ....................       63
Tax Considerations Under the Laws of
  Switzerland ..............................       74
ERISA Considerations .......................       76
Plan of Distribution .......................       77
Validity of the Securities .................       80
Experts ....................................       80




[UBS LOGO OMITTED]


Covered Call Strategy
Notes


UBS AG $__ NOTES
LINKED TO THE CBOE S&P 500
BUYWRITE INDEX
DUE MARCH __, 2007




PROSPECTUS SUPPLEMENT


MARCH __, 2005
(TO PROSPECTUS DATED FEBRUARY 27, 2003)








UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.